UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2019

MERIDIAN BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Ohio	0-14902	31-0888197
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3471 River Hills Drive Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 271-3700

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	VIVO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2019, Meridian Bioscience, Inc. (“Meridian” or the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Jack Kenny, its Chief Executive Officer.

Under the Agreement Mr. Kenny will be paid a base salary of $670,000 and his salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Meridian. During the first year of the Agreement, Mr. Kenny is eligible to earn an annual target bonus of seventy-five percent of his base salary. Thereafter, the Compensation Committee shall set an eligible target amount for the annual bonus for the applicable employment term year. The actual amount of any annual bonus payable to Mr. Kenny in any year shall be determined by the Compensation Committee based upon performance criteria set forth in advance under the bonus plan (as defined in the Agreement) established by the Compensation Committee and the achievement of such performance criteria.

As contemplated by the Agreement, the Company granted Mr. Kenny pursuant to Meridian’s 2012 Stock Incentive Plan: (i) options to purchase 198,119 shares of common stock of the Company, which will vest on a pro rata basis over three years; and (ii) 99,505 restricted stock units which shall vest in a lump sum or “cliff” basis on the third anniversary of the Effective Date. The Agreement also provides that after the first year of the Agreement, the Compensation Committee may determine on an annual basis equity awards for Mr. Kenny based upon performance criteria set forth in advance and the achievement of such performance criteria by him, subject to confirmation by the Board.

The effective date of the Agreement is October 1, 2019 (the “Effective Date”) and its term is two years, with annual renewal provisions following the initial term. Either the Company or Mr. Kenny may terminate the Agreement at any time for any reason upon 90 days’ notice. In the event that the Company terminates the employment of Mr. Kenny without Cause or if he terminates his employment for Good Reason, each as defined in the Agreement, Mr. Kenny is entitled to a severance payment equal to twelve months of his then base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change of control period, Mr. Kenny is entitled to a severance payment equal to two times his then base salary plus his target bonus for the year in which the termination occurs.

The Agreement contains customary indemnification provisions and a “clawback” provision that enables the Company to recoup any amounts paid to Mr. Kenny under the Agreement if so required by applicable law or any applicable securities exchange listing standards.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 5.02 by reference. Please see the Agreement attached as an exhibit to this Form 8-K for further information.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

10.1	Amended Employment Agreement between Meridian and John P. Kenny dated effective October 1, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: November 7, 2019	By: /s/ Bryan T. Baldasare
Bryan T. Baldasare Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)